Exhibit 1.1

CIM COMMERCIAL TRUST CORPORATION

AMENDMENT NO. 1 TO
SECOND AMENDED AND RESTATED
DEALER MANAGER AGREEMENT

The parties hereto are entering into this Amendment No. 1, dated as of April 9, 2020 (this “Amendment”), to that certain Second Amended and Restated Dealer Manager Agreement, dated as of January 28, 2020 (the “Agreement”), by and among CIM Commercial Trust Corporation, a Maryland corporation (the “Company”), CIM Service Provider, LLC, a Delaware limited liability company (the “Manager”), and CCO Capital, LLC, a Delaware limited liability company (the “Dealer Manager”).  Unless otherwise defined herein, capitalized terms used in this Amendment shall have the meanings assigned to such terms by the Agreement.

WHEREAS, on the terms and subject to the conditions of the Agreement, the Dealer Manager serves as the exclusive dealer manager of the Company with respect to the public offering (the “Offering”) by the Company of a maximum of $784,983,825, on an aggregate basis, of shares of Series A Preferred Stock, par value $0.001 per share, of the Company (“Series A Preferred Stock”) and shares of Series D Preferred Stock, par value $0.001 per share, of the Company; and

WHEREAS, in accordance with Section 13(j) of the Agreement, the Company, the Manager and the Dealer Manager desire to increase the selling commissions payable to the Dealer Manager pursuant to the Agreement, the full amount of which will be reallowed to the Soliciting Dealers who sell the relevant shares of Series A Preferred Stock, subject to federal and state securities laws, as contemplated by the Agreement.

NOW, THEREFORE, in consideration of foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree to amend and restate the Agreement as follows:

1.             Definition of Prospectus.

(a)           The third sentence of Section 2(a) of the Agreement is hereby amended and restated in its entirety as follows:

“The term “Prospectus” shall refer to the base prospectus contained in the Registration Statement, as may be supplemented, from time to time, by one or more prospectus supplements relating to the Offering.”

(b)           For the avoidance of doubt, as of the date of this Amendment, the Prospectus includes that certain prospectus supplement, dated as of January 28, 2020, describing the terms of the Offering.

2.             Selling Commissions.  The first sentence of Section 5(d)(i) of the Agreement is hereby amended and restated in its entirety as follows:

“Subject to the discounts and other special circumstances described in or otherwise provided in the “Plan of Distribution” section of the Prospectus or this Section 5(d), the Company will pay to the Dealer Manager selling commissions in the amount of up to seven percent (7.00%) of the selling price of each share of Series A Preferred Stock for which a sale is completed in the Offering;

provided, however, no selling commissions will be paid in respect of certain sales of shares of Series A Preferred Stock to persons affiliated with the Company as described in the Prospectus.

3.             Miscellaneous. This Amendment and the Agreement, together, contain the entire understanding of the parties hereto in respect of their subject matter and supersede all prior agreements and understandings (oral or written) between the parties hereto with respect to such subject matter. Except as specifically amended hereby, the Agreement, as amended hereby, shall remain in full force and effect. The terms and provisions of Sections 13(a), (c), (d), (e), (f), (g), (i), (j), (k) and (m) of the Agreement are incorporated herein by reference as if set forth herein in their entirety and shall apply mutatis mutandis to this Amendment.

(Signatures on following page.)

IN WITNESS WHEREOF, the parties hereto have each duly executed this Amendment No. 1 as of the date first set forth above.

CIM COMMERCIAL TRUST CORPORATION

By:	/s/ David Thompson
	Name:	David Thompson
	Title:	Chief Executive Officer

CIM SERVICE PROVIDER, LLC

By:	/s/ David Thompson
	Name:	David Thompson
	Title:	Chief Executive Officer

CCO CAPITAL, LLC

By:	/s/ Emily Vande Krol
	Name:	Emily Vande Krol
	Title:	President

(Signature Page to Amendment No. 1 to Second Amended and Restated Dealer Manager Agreement)